UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2012

HARLAND CLARKE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-133253	84-1696500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10931 Laureate Drive, San Antonio, Texas		78249
(Address of principal executive offices)		(Zip code)

(210) 694-8888
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On May 10, 2012, Harland Clarke Holdings Corp. (the “Company”) entered into an amendment (the “Amendment”) to its credit agreement, dated as of April 4, 2007 (the “Existing Credit Agreement”).   The Amendment provides that the maturity date of the Extended Term Loans (as defined below) will be extended to June 2017 (subject to a springing maturity 90 days prior to the maturity date of the Company’s existing senior notes if those have not been repaid, extended or refinanced) and the maturity date of the Non-Extended Term will remain June 2014. The effectiveness of the Amendment is conditioned on, among other customary conditions, the repayment of approximately $280 million of the Extended Term Loans which repayment is intended to be made using the proceeds from the senior secured notes offering described under Item 8.01 herein.

The following paragraphs describe certain provisions of the Existing Credit Agreement, as amended by the Amendment.  The term “Credit Agreement” refers to the Existing Credit Agreement as amended by the Amendment. Unless otherwise noted, “Term Loans” will refer to both the Non-Extended Term Loans and the Extended Term Loans. The term “Credit Facilities” refers to the Existing Credit Agreement as amended by the Amendment.

After giving effect to the Amendment, the Credit Facilities provide for (a) a revolver in an amount of up to $100.0 million maturing in June 2013, (b) approximately $692.8 million of term loans outstanding under the Existing Credit Agreement maturing in June 2017 after giving effect to the repayment thereof referred to above (the “Extended Term Loans”), and (c) approximately $729.0 million of non-extended term loans outstanding under the Existing Credit Agreement maturing in June 2014 (the “Non-Extended Term Loans”).   In addition, up to $60.0 million of the revolver is available for the issuance of letters of credit and up to $30.0 million of the revolver is available as short-term swing line loans.

After giving effect to the Amendment, loans under our Credit Facilities bear, at the Company’s option, interest at:

●
a rate per annum equal to the higher of (a) the prime rate of Credit Suisse and (b) the Federal Funds rate plus 0.50%, in each case plus an applicable margin of 1.50% per annum for the Company’s revolver and for the Non-Extended Term Loans and 4.25% for the Extended Term Loans; or

●
a rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin of 2.50% per annum for the Company’s revolver and for the Non-Extended Term Loans and 5.25% for the Extended Term Loans.

The Credit Facilities have a commitment fee of 0.50% for the unused portion of the revolver and a weighted average commitment fee of 2.625% for issued letters of credit. Interest rate margins and commitment fees under the revolver are subject to reduction in increments based upon our achieving certain consolidated leverage ratios.

The Company and each of its existing and future domestic subsidiaries, other than unrestricted subsidiaries certain immaterial subsidiaries, subsidiaries that do not guarantee the Company’s other debt and certain other exceptions, are guarantors and may also be co-borrowers under the Credit Facilities. In addition, the Company’s direct parent, CA Acquisition Holdings, Inc., is a guarantor under the Credit Facilities. The Credit Facilities are secured by a perfected first priority security interest in substantially all of the Company’s, each of the co-borrowers’ and the guarantors’ tangible and intangible assets and equity interests (other than voting stock in excess of 65.0% of the outstanding voting stock of each direct foreign subsidiary and certain other excluded property).

The Credit Facilities contain customary affirmative and negative covenants including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries and sale-leaseback transactions. The Credit Facilities require the Company to maintain a maximum consolidated leverage ratio for the benefit of lenders under the revolver only. The Company has the right to prepay any series of Term Loans under the Credit Facilities at any time at par on a pro rata basis within such series without premium or penalty, subject to certain breakage costs, and the Company may also reduce any unutilized portion of the revolver at any time, in minimum principal amounts set forth in the Credit Facilities. Under the terms of the Amendment, the Company may also prepay Term Loans at a discount, on a non-pro rata basis, through Dutch auction procedures so long as there are no revolving loans outstanding at such time and subject to certain other additional requirements. The undiscounted amount of any Term Loans so prepaid will be deemed immediately and automatically cancelled. The Company is required to prepay Term Loans on a pro rata basis with 50% of excess cash flow (as defined in the Credit Facilities), with certain reductions set forth in the Credit Facilities, based on achievement and maintenance of leverage ratios. The Company is also required to apply 100% of the net proceeds of certain issuances of debt (other than permitted debt) to prepayment of Term Loans on a pro rata basis. Each such prepayment will be applied first to the next eight unpaid quarterly amortization installments on the Term Loans of the applicable series and second to the remaining amortization installments on the Term Loans of the applicable series on a pro rata basis. Excess cash flow payments of $12.5 million and $3.5 million were paid in March 2012 and 2011, for 2011 and 2010, respectively. Under the terms of the Credit Facilities such excess cash flow payments will be applied against other mandatory payments due in the same year of the excess cash flow payment.

The Credit Facilities also contain certain customary events of default. Such events of default include, but are not limited to: non-payment of amounts when due; violation of covenants; material inaccuracy of representations and warranties; cross-default and cross-acceleration with respect to other material debt; bankruptcy and other insolvency events; certain ERISA (as defined below) events; invalidity of guarantees or security documents; and material judgments. Some of these events of default allow for grace periods.

If a change of control (as defined in the Credit Facilities) occurs, the Company will be required to make an offer to prepay all outstanding Term Loans under the Credit Facilities at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, and lenders holding a majority of the revolving credit commitments may elect to terminate the revolving credit commitments in full. The Company is also required to offer to prepay outstanding Term Loans at 100% of the principal amount to be prepaid, plus accrued and unpaid interest, with the proceeds of certain asset sales under certain circumstances.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01, above, is incorporated by reference here.

Item 8.01    Other Events

On May 11, 2012, the Company issued a press release announcing that it intends to commence an offering of $295 million aggregate principal amount of senior secured notes due 2019.  The press release announcing the notes offering is furnished hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

Exhibit 99.1	Press release issued by the Company on May 11, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARLAND CLARKE HOLDINGS CORP.

Date: May 11, 2012	By:	/s/ Martin Wexler
Name: Martin Wexler
Title: Vice President and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by the Company on May 11, 2012.